Exhibit 10.32

Paul J. Griswold
Vice-Chairman and Corporate Secretary
of the Board of SR Telecom Inc.
Tel.: (914) 841-3399

November 16, 2005

BlueTree Advisors
32 Shorewood Place
Oakville, ON L6K 3Y4

Attention: William E. Aziz, Managing Partner

Dear Sirs:

On April 25, 2005, BlueTree Advisors ("BlueTree") entered into an agreement to provide the services of William Aziz ("Aziz") as the Chief Restructuring Officer of SR Telecom Inc. and related companies ("SRT" or the "Company"). The purpose of this letter is to alter the terms of the April 25, 2005 agreement and to put forth the new arrangements between BlueTree and SRT which will be effective from and after July 27, 2005. This letter will restate those terms of the April 25, 2005 agreement which will continue and constitute the entire agreement (the "Agreement") between BlueTree and SRT after July 27, 2005:

1.
BlueTree will act as an independent contractor and provide the services of Aziz to be the Interim Chief Executive Officer and President of SRT. In this regard, Aziz will devote his full time and attention to the business of SRT, subject to the fact that Aziz may continue to act as a director of the companies for which he currently acts as a director. Aziz will be entitled to three weeks of paid absence during the remaining term of this Agreement without reduction of the fees to which BlueTree is entitled.

2.
As Interim Chief Executive Officer and President of the Company, Aziz will report to the Board of Directors of SRT and will have the powers and duties of the Chief Executive Officer and President of SRT, including completing and implementing the restructuring plan for the Company and the recapitalization of the Company contemplated by the proposed exchange offer for its debentures, improving cash management and cash management systems, improving financial monitoring and reporting of business segments, and developing and implementing corporate strategy. Furthermore, Aziz shall (i) comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory and administrative bodies; and (ii) comply with the Company's rules, procedures, policies, and directions, including without limitation all lawful directives as the Board of Directors of SRT may from time to time give him.

3.
The initial term of BlueTree's engagement commenced on April 25, 2005 and will continue until December 31, 2006, unless terminated prior to such date in accordance with the provisions set forth herein (the "Termination Date").

PJG

4.
During the term of this engagement, for services rendered, BlueTree will be paid a monthly work fee (the "Work Fee") of $50,000 plus GST and QST payable in advance on the 25th day of each month commencing April 25, 2005. BlueTree shall submit invoices for amounts owing hereunder in advance of payment.

5.
Within five business days of the execution of this Agreement, BlueTree will be paid a bonus of $150,000 plus GST and QST.

6.
It is acknowledged that on October 24, 2005, BlueTree was paid a one-time bonus of $600,000 plus GST and QST.

7.
No later than December 19, 2005, the Board of Directors of SRT, in consultation with Aziz, shall establish a target for earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2006 ("Target EBITDA"). The actual earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2006 ("Actual EBITDA") will be determined based upon the audited financial statements of SRT for the year ending December 31, 2006. Both Target EBITDA and Actual EBITDA will be normalized to exclude any non-recurring or extraordinary items. Within five business days of the approval of such audited financial statements of SRT by its Board of Directors, SRT shall pay BlueTree a success fee calculated on a sliding scale as follows:

(i)
if Actual EBITDA is less than Target EBITDA, the fee shall be nil;

(ii)
if Actual EBITDA is at least equal to Target EBITDA (but less than 110% of Target EBITDA), the fee shall be $800,000;

(iii)
if Actual EBITDA is at least 110% of Target EBITDA (but less than 120% of Target EBITDA), the fee shall be $1,000,000; and

(iv)
if Actual EBITDA is 120% of Target EBITDA or more, the fee shall be $1,200,000.

SRT shall also pay BlueTree an amount equal to the GST and QST on the success fee.

Subject to the reduced pro-rata payments provided for in Article 14 (b), the success fee shall be payable to Blue Tree unless the Agreement has been terminated by SRT for Serious Reason or as a result of Blue Tree's inability to provide Aziz's services due to his resignation, Aziz's death or Total Disability.

8.
Unless this Agreement has been terminated by SRT for serious reason, including notably a breach by BlueTree/Aziz of any material provision of this Agreement or of Aziz's duties and responsibilities pursuant to this Agreement ("Serious Reason"), SRT will issue on July 24, 2006 to BlueTree 1,953,125 common shares in the capital of SRT, as adjusted for stock splits or similar changes in the Company's capital stock, but, for the avoidance of doubt, not adjusted upon the initial $10,000,000 conversion of the 10% Secured Convertible Debentures due 2011. SRT will take all reasonable measures to obtain corporate and any regulatory approval for the issuance and listing of such shares, to the extent that shares of SRT are then listed. SRT will also make a cash payment to BlueTree sufficient to allow BlueTree to pay all income and similar taxes payable by it in respect of the shares received by it pursuant to this Section 8 so that BlueTree will, in effect, receive the shares free and clear of all such taxes. BlueTree will submit an invoice to SRT for the cash amount to which it is entitled pursuant to this Section 8 plus a calculation prepared by BlueTree's accountant showing the basis for such payments. SRT reserves the right to submit such calculations to its accountants for review of the amounts claimed. In the event of a discrepancy in the amounts claimed, BlueTree and SRT will jointly come to an agreement on the amounts to be claimed, prior to the disbursement of said amounts. BlueTree will also be entitled to $42,800 representing the GST and QST on the value of the shares issued pursuant to this Section 8. If an offer is made for shares of SRT which, together with shares owned directly or indirectly by the offeror and any related group of shareholders, would result in the offeror acquiring a majority of the shares of SRT, BlueTree will be issued all of the shares to which it would become entitled under this Section 8 so that it can tender its shares under the offer if it chooses to do so.

PJG

9.
BlueTree shall supply to SRT its GST and QST Registration Numbers.

10.
During the term of this Agreement, BlueTree will be reimbursed for all reasonable expenses properly incurred by it or by Aziz in the course of performing their duties hereunder including reasonable cost of independent legal advice and for out-of-pocket hotel, apartment and transportation costs, upon submission of supporting invoices and receipts, in accordance with SRT Expense Policy.

11.
All fees and amounts payable to BlueTree and to Aziz hereunder shall be payable in full to July 24, 2006, unless this Agreement has been terminated for Serious Reason. As BlueTree is an independent contractor, all amounts will be paid without statutory withholdings but will be subject to GST and QST where applicable. BlueTree and Aziz will indemnify SRT, its officers, directors and employees from all claims, actions, losses, expenses, fines and penalties incurred as a result of the failure of BlueTree and/or Aziz to remit to the applicable government authorities, contributions for employment insurance, CPP, employer health tax or other similar levies or to make the appropriate withholdings for income tax in respect of the fees and amounts paid to BlueTree pursuant to this engagement.

12.
At all times, BlueTree and Aziz will be and shall remain an independent contractor and shall not represent itself as a director or employee of the Company. However, as Aziz will be serving as the Interim Chief Executive Officer and President of the Company, and as a director and officer of certain of the Company's subsidiaries, he may represent himself as such. Nothing contained in this Agreement is intended to create nor shall be construed as creating an employment relationship between BlueTree or Aziz and the Company.

13.
During the term of this engagement, BlueTree and Aziz shall faithfully, honestly and diligently serve and use their best efforts to promote the interests and welfare of SRT. Any intellectual property which may be created, developed or amended during the term of this engagement, or any patentable inventions, shall be the sole property of SRT. BlueTree and Aziz shall co-operate with SRT in registering any such patentable inventions, and shall waive all moral rights, to the extent permitted by law, in any intellectual property created, developed or amended during the term of this engagement in which copyright may subsist.

PJG

14.	(a)	SRT shall have the right at any time to terminate this engagement without notice for Serious Reason, in which case BlueTree shall be entitled to receive only the unpaid balance of the remaining Work Fee, accrued through the date of such termination, the amounts payable pursuant to Section 10 of this Agreement to the date of termination as well as any shares issuable hereunder if the termination occurs after July 24, 2006.
  (b)
  If BlueTree's engagement is terminated by SRT for reasons other than for Serious Reason or if any person or group of persons acquired all or substantially all of the assets of SRT and its subsidiaries (save and except in the context of a forced or distressed sale of such assets pursuant to, for example, bankruptcy, liquidation or receivership) or a sufficient number of shares of SRT to effect a change of the majority of its directors and BlueTree elects to terminate its engagement (a "Change of Control Event"), BlueTree shall be entitled to receive the following:

  (i)
  all amounts due and payable to the date of termination, including any accrued and unpaid Work Fee and amounts payable pursuant to Section 10;

  (ii)
  if the termination occurs prior to July 24, 2006, the balance of the Work Fee until July 24, 2006 and the shares to be issued pursuant to Section 8;

  (iii)
  a pro rata portion of the success fee payable pursuant to Section 7 calculated by the number of full or partial months elapsed during the 2006 calendar year at the time of such termination divided by 12, provided that such amount, if earned shall not be less than $560,000, plus GST and QST thereon. The amount shall be payable within five (5) business days of the approval of the 2006 audited financial statements of SRT by its Board of Directors pursuant to Section 7.

    All shares will be deemed to have vested immediately upon termination of this Agreement in the circumstance described in this paragraph. If a Change of Control Event occurs, all payments due under this paragraph shall be paid concurrently with such event.

  (c)
  In the event that SRT terminates this engagement as a result of BlueTree's inability to provide Aziz's services due to his resignation or by reason of Aziz's death or Total Disability, BlueTree shall be entitled to receive only the unpaid balance of the remaining Work Fee, accrued through the date of such termination plus amounts owing under Section 10 of this Agreement. For the purposes of this Agreement, "Total Disability" means the physical or mental incapacitation of Aziz so as to render Aziz incapable of performing his usual and customary duties under this Agreement for a period of 45 days.

  (d)
  Except as described in this paragraph, no further notice or compensation will be paid upon termination of this Agreement.

PJG

15.
BlueTree and Aziz will not while engaged by the Company or at any time thereafter:

(a)
disclose the business and affairs of the Company or its clients to any person other than members of the Company or its advisors or in the ordinary course of the Company's business while engaged by the Company;

(b)
disclose to any person any trade secrets or discoveries, inventions or improvements or other information concerning the business or affairs of the Company and its customers;

(c)
make any statements or do any acts which could in any manner be detrimental, disparaging or damaging to the Company or its business;

(d)
at all times during the term of this Agreement, and for a period of twelve (12) months after the date of termination of Aziz's engagement hereunder, regardless of the reason for such termination, individually or through any person firm, association or corporation which Aziz is now or may hereafter become associated, cause, solicit, entice or induce any present or future employee of the Company to leave the employ of the Company to accept employment with, or compensation from, Aziz or any such person, firm, association or corporation, or to hire, directly or indirectly, any such employee, without the prior written consent of the Company; and

(e)
at all times during the term of this Agreement, and for a period of twelve (12) months after the date of termination of Aziz's engagement, regardless of the reason for such termination, directly or indirectly engage in, assist or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company and excluding any securities of SRT), partner, proprietor or any type of principal whatsoever, in or with any person, firm or business entity which, directly or indirectly, is engaged in the wireless telecommunications business, without the Company's specific written consent to do so.

16.
SRT shall indemnify BlueTree and Aziz and their respective heirs, legal personal representatives and successors and save each of them harmless against all costs, charges and expenses including any amount paid to settle an action or satisfy a judgment reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which they have been made by reason of performing their duties hereunder and all legal costs in connection therewith if BlueTree and Aziz did honestly and in good faith and with a view of the best interests of the Company and had reason to believe their conduct was lawful. To the extent available, Aziz, in his capacity as Interim Chief Executive Officer and President, shall be entitled to all indemnities available to officers of the Company and to the benefit of all available directors' and officers' insurance, currently or hereafter purchased by SRT.

17.
All obligations of SRT to pay any amounts owing hereunder or to provide indemnities pursuant to paragraph 16, and the covenants provided in paragraph 15, shall survive the termination of this engagement hereunder.

PJG

18.
This Agreement shall be governed by the laws of Quebec, as the entire agreement between us, supersedes any prior Agreement and may only be modified by an agreement in writing signed by both parties. The parties agree that this Agreement be drafted in English only. Les parties conviennent que la présente entente soit rédigée dans la langue anglaise seulement.

19.
This Agreement may be signed in counterpart.

Yours very truly,
SR TELECOM INC.
By:	/s/ PAUL J. GRISWOLD

    •    hereby confirm the foregoing this 7th day of November, 2005.

BLUETREE ADVISORS
By:	/s/ WILLIAM E. AZIZ William E. Aziz Managing Partner